Exhibit 99.1

Newell Rubbermaid Announces Leadership Team Change

ATLANTA, Oct 9, 2015 -- Newell Rubbermaid (NYSE:NWL) announced today changes to its leadership team as the company continues to drive the Growth Game Plan into action. Effective January 1, 2016, Joe Arcuri, currently President, Home Solutions, will take on the newly created role of Chief Commercial Officer, and Richard Davies, currently Chief Marketing and Insights Officer, will expand his responsibilities to assume the role of Chief Development Officer. Both Arcuri and Davies will report to Newell Rubbermaid President and Chief Executive Officer Michael Polk.

Concurrent with these changes, Chief Operating Officer Bill Burke has announced his intention to pursue leadership opportunities outside the company and Chief Development Officer Mark Tarchetti has announced his desire to pursue alternative interests. Both leaders will continue in their current roles through the end of 2015. Bill will transition out of the company in the first half of 2016.

“2015 has been a watershed year for our company,” said Polk. “We have realized strong performance as promised in the Growth Game Plan and have taken a series of steps to strengthen our portfolio including this past week’s announcement regarding our intention to acquire Elmer’s Products, Inc. Importantly, as we increase our brand and innovation activity and investment, we are seeing our consumers and customers reward us with higher growth and market share gains. Simultaneously we are driving margin and earnings improvement. So, we make these leadership changes in our top team from a position of strength.”

"On behalf of the Board of Directors and the entire company, I want to thank Bill and Mark for their significant contributions to Newell Rubbermaid’s transformation. Bill has been a high-impact, committed and passionate leader, helping enable the change we have driven and consistently delivering the commercial outcomes we needed as Chief Operating Officer. Mark has been a key architect of the Growth Game Plan and has worked tirelessly over the past four years to transform the company’s consumer insights, design, ecommerce, marketing and brand building capabilities into competitive advantages. Both Bill and Mark have been instrumental to the success of the Growth Game Plan and we wish them all the best as they pursue their future interests.”

As Chief Commercial Officer, Arcuri will leverage three decades of consumer products experience to sustain the company’s building growth momentum, drive the deployment of the portfolio into new geographies, and continue to strengthen and develop the company’s margins. He will be responsible for the global commercial operations of the company and the Segment Presidents, Chief Customer Development Officer, and e-commerce lead will report to him. Arcuri most recently served as President of the Home Solutions Segment and brings nearly 30 years of global product development, marketing, and general management leadership experience from his previous roles at Procter & Gamble.

As Chief Development Officer, Davies will be responsible for consumer and shopper insights, brand-building and marketing, innovation development and delivery and ensuring superior design and product experience for Newell Rubbermaid’s consumers. Davies joined Newell Rubbermaid in late 2012 as Chief Marketing and Insights Officer.  With a wealth of global experience developed over thirty years, Davies has a proven track record of creating global brands, building great advertising and marketing, and delivering breakthrough innovations to the consumer for Newell Rubbermaid and Unilever.

"These leadership appointments reflect the bench strength of our senior management team,” Polk continued. “Our new executive leadership team collectively brings a wealth of strategic insights, leadership abilities and decades of global brand-building and commercial experience. There is tremendous opportunity ahead and we are well on our way to making Newell Rubbermaid a larger, faster growing, more profitable, more global company.”

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2014 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Contigo®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica®, Baby Jogger® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company's Web site, www.newellrubbermaid.com.

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Contacts:
Racquel White	Nancy O’Donnell
Vice President, Global Communications	Vice President, Investor Relations
Racquel.White@NewellCo.Com	nancy.odonnell@newellco.com
(770) 418-7643	(770) 418-7723

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

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